                                AMENDMENTS TO
                THE PepsiCo SALARIED EMPLOYERS RETIREMENT PLAN,
                         THE PEPSI-COLA HOURLY PENSION PLAN
                THE PepsiCo TRANSPORTATION EMPLOYEES RETIREMENT PLAN AND
                        THE PEPSICO LONG TERM SAVINGS PROGRAM



The following attached amendments to the following plans are hereby adopted and approved this 15th day of May, 1995: The PepsiCo Salaried Employees Retirement Plan (Attachment 1), the Pepsi-Cola Hourly Pension Plan (Attachment 2). the PepsiCo Transportation Employees Retirement Plan (Attachment
3) and the PepsiCo Long Term Savings Program (Attachment 4). These amendments replace certain current pages of these plans with the corresponding attached pages,

                         PepsiCo, Inc.
                         By: /s/ J. Roger King
APPROVED:

By:  /s/ Alan Rockoff
         Law Department

By:  /s/ Sylvester Holmes
         Tax Department

                                                       Attachment 4

                               AMENDMENTS TO
                   THE PEPSICO LONG TERM SAVINGS PROGRAM

The PepsiCo Long Term Savings Program ("Plan") is hereby amended, effective July 1, 1992, except as otherwise provided herein, by replacing the pages of the Plan identified for deletion below with the attached replacement pages. The favorable determination letter issued by the Internal Revenue Service on March 7, 1995, is conditioned on the adoption of certain amendments to the Plan; each of these required amendments is set forth herein.



Article                Current Pages Deleted    Replacement Pages


Contents               ii                       ii

Article II             II-7                     II-7
                       II-10  to  II-11         II-10 to II-11
                       II-13                    II-13

Article III            III-1 to III-2           III-1 to III-3

Article IV             IV-5                     IV-5
                       IV-7                     IV-7
                       IV-15 to IV-16           IV-15 to IV-16

Article V              V-3                      V-3

Article VI             VI-9                     VI-9

Article IX             IX-1 to IX-2             IX-1 to IX-2

Article XII            XII-1                    XII-1

Article  XIII          XIII-3 to XIII-5         XIII-3 to XIII-5

Article  XIV           XIV-2 to XIV-3           XIV-2 to XIV-3

Article B              B-1 to B-2               B-1 to B-3

Article C              C-1                      C-1

Article D              D-1 to D-2               D-1 to D-2




                      PEPSICO LONG TERM SAVINGS PROGRAM

                              Table of Contents

ARTICLE I      Foreword                             I-I

ARTICLE II     Definitions and  Construction
2.1            Definitions                          II-1
2.2            Construction                         II-18

ARTICLE III    Eligibility and Participation
3.1            Eligibility                          III-1
3.2            Participation                        III-1

ARTICLE IV     Contributions and Deferral Amounts
4.1            Deferral Amount                      IV-1
4.2            Dollar Limits on Elective Deferrals  IV-2
4.3            Limitation on Deferral Percentage    IV-4
4.4            Rollover Contributions               IV-8
4.5            Maximum Allocations                  IV-9
4.6            Excess Allocations                   IV-15
4.7            Fund for Exclusive Benefit
               of Participants                      IV-16

ARTICLE V      Interests of Participants
5.1            Accounts of Participants             V-1
5.2            Investment of Participant Accounts   V-1
5.3            Adjusting Account Balances           V-11

ARTICLE VI     Distributions to Participants
6.1            Termination of Employment            VI-1
6.2            Death                                VI-1
6.3            Withdrawals                          VI-1
6.4            Form of Distributions                VI-5
6.5            Errors in Participants Accounts      VI-5
6.6            Commencement of Payments             VI-5
6.7            Payment for Benefit of Disabled
               or Incapacitated Person              VI-8
6.8            No Other Benefits or Withdrawals     VI-9

ARTICLE VII    Plan Loans
7.1            Eligibility for Plan Loans           VII-1
7.2            Application Procedure                VII-1
7.3            Loan Amount                          VII-2
7.4            Maximum Number of Outstanding Loans
               and Refinancing                      VII-3
7.5            Effect on Participant's Investment   VII-3

                            ii

Incentive Plan or the Company's or a subsidiary's Middle
Management Incentive Plan, and

     (ii) Any amount not included in (i) above which is contributed by the Employer on behalf of the Participant pursuant to a salary reduction agreement and which is not includible in gross income under Code sections 125, 402(e)(4), or 402(g).

The amounts under subparagraphs (i) and (ii) shall be taken from payroll records for the full calendar year that precedes the Plan Year by 2 years. For example, for the 1993 Plan Year, "Eligible Pay" shall be determined from amounts earned for the full calendar year ending December 31, 1990. For a Participant who has only a partial year's earnings during the full calendar year 2 years prior to the Plan Year, the partial year's earnings shall be annualized. For a Participant with no earnings during the full calendar year 2 years prior to the Plan Year, Eligible Pay shall equal the Participant's base salary or wages, not including alternative forms of base pay, overtime, shift differentials, commissions or bonuses on the later of: (A) the "Eligible Pay determination date" designated by the Plan Administrator with respect to Employees other than those employed by a restaurant division or a Frito division, or
(B) the Participant's Employment Commencement Date.

     (iii) In the case of a Participant who is an hourly Employee of the KFC division, Eligible Pay shall mean:

        (A) If the Participant was an Employee on the Eligible Pay determination date designated by the Plan Administrator with respect to KFC division Employees, the sum of:

Eligible Pay of a Participant for purposes of the $150,000 limitation set forth in the preceding sentence, the rules of section 414(q)(6) of the Code shall apply, except in applying such rules, the term "family" shall include only the spouse of the Participant and any lineal descendants of the Participant who have not attained age 19 before the close of the Plan Year. If, as a result of the application of such rules, the adjusted $150,000 limitation is exceeded, then the limitation shall be prorated among the affected individuals in proportion to each such individual's Eligible Pay as determined under this Section prior to the application of this limitation.

References in the Plan to deferrals of Eligible Pay, or Salary Deferral Contributions from Eligible Pay, shall be read as referring to deferrals of a Participants current
Employee compensation not in excess of Eligible Pay, determined as above.

        (l) Employee: Any person who is: receiving remuneration for personal services currently rendered in the employment of an Employer (or who would be receiving such remuneration except for an Authorized Leave of Absence), and who is described in one of the following paragraphs:

                    (1)  A United States citizen whose primary
place of employment is within the United States and its possessions (collectively referred to in this subsection as "the U.S.");

                    (2)  An alien who has been lawfully
admitted for permanent residence in the U.S. (referred to in this subsection as a "resident alien") and whose primary place of employment is within the U.S., but excluding any person working as a designate or in a U.S. assignment that the Employer classifies as primarily for training or temporary;
                    (3)   A United States citizen or
resident alien relocated by the Employer to a primary place of employment outside the U.S. and classified by the Employer as an United States expatriate;

          (4) Effective January 1, 1994, a resident alien who is classified by the Employer as a globalist; and

          (5) Effective September 1, 1994, a third-country national (as defined below) who is a resident alien or whose primary place of employment is within the U.S.
For purposes of this subsection, a "third-country national" shall mean an alien who works for an Employer outside of his home country, and who previously worked for an Employer in another country that was not his home country.
(m) Employer: The Company, any foreign subsidiary which has Employees described in subsection (1)(2) above, and any other subsidiary which is authorized by the Company to participate herein and which adopts the Plan for its Employees, in accordance with any conditions required by the Company. Any such other subsidiary shall be designated on the attached Schedules 1, 2, 3, 4, and 5.

               (n)  Employment:  Service with an Employer.

               (o)  Employment Commencement Date:  The date
on which an Employee first performs an Hour of Service for a member of the PepsiCo Organization.

               (p)  ERISA:  Public Law 93-406, the Employee
Retirement Income Security Act of 1974, as amended from time to time.

               (q)  Excess Contributions:  With respect to any
Plan Year, the excess of:

                    (1)  The aggregate amount of Employer
contributions paid to the Plan as Salary Deferral
Contributions on behalf of Highly Compensated Employees for such Plan Year, over

                    (2) The maximum amount of such contributions permitted by the limitations contained in Section 4.3(a)
(determined by reducing such contributions made on behalf of such Highly Compensated Employees in order

     (2)  Certain Current Year Exclusions:   In applying
paragraph (1) with respect to the current Plan Year, any Employee not described in subparagraphs (ii), (iii) or (iv) above for the preceding Plan Year (without regard to this sentence) shall not be treated as described in subparagraphs
(ii), (iii) or (iv) for the current Plan Year unless such Employee is among the 100 Employees receiving the greatest compensation from the Employer for the current Plan Year.

     (3)  Determination of Officers:    For purposes of
applying subparagraph (iv) of paragraph (1) above, no more than 50 Employees, or, if less, the greater of 3 Employees or 10 percent of all Employees, shall be treated as officers. In addition, if, for any year, no officer of the Employer is described in subparagraph (a)(iv) above, the officer of the Employer with the greatest compensation shall be treated as an officer described in subparagraph (a)(iv) above.

     (4) Former Employees: A former Employee shall be treated as a Highly Compensated Employee if:

        (i) Such Employee was a Highly Compensated Employee when such Employee separated from service, or

        (ii) Such Employee was a Highly Compensated Employee at any time after attaining age 55.

     (5) Treatment of Certain Family Members: Any family member of a 5 percent owner or one of the 10 Highly
Compensated Employees receiving the greatest compensation from the Employer during the relevant year shall be aggregated with such 5 percent owner or top-ten Highly
Compensated Employee for purposes of Section 4.3 of the Plan. In such case, the family member and 5 percent owner or top 10 Highly Compensated Employee shall be treated as a single Employee having compensation and Plan contributions equal to the sum of such compensation and contributions of the

                          ARTICLE III
                 Eligibility and Participation

          3.1 Eligibility: The following Employees shall be eligible to participate in the Plan: all full-time salaried Employees of the Company, all full-time salaried, hourly, commissioned sales or transportation Employees of the Employers designated on the attached Schedules 1, 2, 3 and 4; all full-time hourly Employees of the Company designated on the attached Schedule 5, all salaried part-time employees who are currently eligible to enroll in his Employee's Benefits
Plus Program of the Employer, all full-time hourly Employees designated in Article B, all hourly Employees designated in Article C, and any Employee described in Section 2.1(1)(2);
provided, however, that to be eligible such Employee must be currently eligible to enroll in his Employer's Benefits Plus program. Except as provided in this section 3.1, the following Employees or classes of Employees shall not be eligible to participate in this Plan:

              (a) Any Employee whose terms and conditions of employment are determined by collective bargaining with a union representing such persons and with respect to whom inclusion in this Plan has not been specifically provided for in such collective bargaining agreement;

              (b) Any Employee who is classified by an Employer in accordance with its usual practices as associate, casual, temporary or part-time (determined considering only the Employee's service with each individual Employer);

              (c) Any Employee who is a leased employee within the meaning of Code section 414(n); and

              (d) Effective December 1, 1989, any Highly Compensated Employee who has not attained age 21 and completed a Year of Service.

          3.2  Participation:

               (a) Commencement of Active Participation: An Employee who is eligible for the Plan under Section 3.1 or the Appendix (an eligible Employee) shall

                           III-1
be made by electing to defer a portion of his Eligible Pay, in accordance with Section 4.1(b). An eligible Employee's election to participate actively in the Plan shall be effective as soon as practicable for his Employer.

          (b) Termination of Participation: An Active Participant shall continue to participate actively in the Plan until he revokes his enrollment or his enrollment ends as a result of his Termination of Employment or transfer to a position that is ineligible for participation. When active participation ceases, an individual with a balance in his Plan Account shall continue as an Inactive Participant until his Account has been distributed.

          (c) Recommencement of Active Participation: Any individual whose active participation has terminated pursuant to subsection (b) may return to active participation by reinstating his enrollment (following his return to service as an eligible Employee, if applicable).

                          III-2

Service. An Employee who completes 1,000 or more Hours of Service in both the initial 12-month eligibility computation period and the first Plan Year commencing after he first completes one Hour of Service shall be credited with two years of eligibility service for purposes of this section.

          (b) Termination of Participation. An Active Participant shall continue to participate actively in the Plan until he revokes his enrollment or his enrollment ends as a result of his Termination of Employment or transfer to a position that is ineligible for participation. When active participation ceases, an individual with a balance in his Plan Account shall continue as an Inactive Participant until his Account has been distributed.

          (c)  Recommencement of Active Participation: Subject to
Section 3.3, any individual whose active participation has terminated pursuant to subsection (b) may return to active participation by reinstating his enrollment (following his return to service as an eligible Employee, if applicable).

          3.3 Break in Service: This section shall apply in the case of an Employee described in Section 3.1 (b) who has a break in service, as defined below. In determining such Employee's post-break participation in the Plan, the Employee's pre-break years of eligibility service shall be restored only after he has a year of eligibility service following his rehire (determined under Section 3.2 as if his employment first commenced on his date of rehire). For purposes hereof, a "break in service" shall mean a 12-consecutive-month computation period during which an Employee is credited with 500 or less Hours of Service. The applicable computation period for determining breaks in service shall be the 12-month period beginning on the Employee's date of employment and Plan Years commencing after such date of employment.


                            III-3

     (b) Average Deferral Percentage: For purposes of subsection (a) above, the Average Deferral Percentage for a specified group of Employees for a Plan Year shall mean the average of the ratios (calculated separately for each Participant in such group) of:

         (1) The amount of the Salary Deferrals made on behalf of the Employee for the Plan Year (including Excess
Elective Deferrals of Highly Compensated Employees), to

          (2) The Employee's compensation for the
Plan Year (whether or not the Employee was a Participant for the entire Plan Year).For Plan Years beginning on or after January 1, 1989, the Average Deferral Percentage shall be computed to the nearest one hundredth of one percent.

      (c) Special Rules: In applying the limits set forth in subsection (a) above, the following rules shall apply:

          (1) For purposes of this subsection, compensation means compensation as defined in Code section 414(s) and, for Plan
Years beginning on or after January 1, 1989, limited to $200,000 (adjusted at the same time and in such manner as permitted under Code section 415(d)) provided that for Plan
Years beginning on or after January 1, 1994, compensation is limited to $150,000 (adjusted at the same time and in such manner as permitted under Code section 415(d)).

          (2) If a Highly Compensated Employee is eligible to participate under more than one cash or deferred arrangement described in Code section 401(k) maintained by the Employer, all such cash or deferred arrangements shall be treated as one for purposes of calculating such Employee's Average Deferral Percentage.

          (3) For purposes of determining the Deferral Percentage of a Highly Compensated Employee who is a 5 percent owned or one of the 10

(plus any income and minus any loss allocable thereto) shall be distributed to the appropriate Highly Compensated
Employees and, where applicable, family members, not later than two and one-half months following the Plan Year with respect to which such Excess Contributions were made.

     (1) Determination of Income or Loss: Excess Contributions shall be adjusted for any income or loss through the end of the Plan Year for which the Excess Contributions occurred.
The income or loss allocable to a Participant's Excess
Elective Deferral shall be as follows:

          (i) For the Plan Year beginning in 1987, the Employer may use any reasonable and consistently applied method for computing the income allocable to any Excess Contributions for such Plan Year.

          (ii) For Plan Years beginning on or after January 1, 1988, the income or loss allocable to Excess Contributions is the income or loss allocable to the Participants Salary Deferral
Account for the Plan Year for which the Excess Contributions occurred multiplied by a fraction, the numerator of which is the Participants Excess Contributions for such Plan Year and the denominator of which is the Participant's account balance attributable to Salary Deferral Contributions as of the end of the Plan Year without regard to any income or loss occurring during such Plan Year.

     (2)  Special Rules:

          (i) In the event family members are aggregated for purposes of this section, distributions to such family members of any Excess Contributions shall be made in the manner prescribed by the regulations under Code section 401(k).

          (ii) Any distribution of Excess Contributions and income thereon shall be made to Highly Compensated on the basis of the re-deductible by the Participant, or any distributions from a plan of deferred compensation;

          (ii) Amounts realized from the exercise of a non-qualified stock option, or when restricted stock (or property) held by the Participant either becomes freely transferable or is no longer subject to a substantial risk of forfeiture;

          (iii) Amounts realized from the sale, exchange or other disposition of stock acquired under a qualified stock option plan; and

          (iv) Other amounts which received special tax benefits, or contributions made by the Employer (whether or not under a salary reduction agreement) towards the purchase of an annuity described in section 403(b) of the Code (whether or not the amounts are actually excludable from the gross income of the Participant). Compensation for any limitation year is the compensation actually paid or includible in gross income during such year.

     4.6 Excess Allocations: If, pursuant to Section 4.5 immediately above, there is an excess allocation with respect to a Participant for a Limitation Year, such excess amount shall be disposed of as follows:

          (a) In the event that the Participant is in the service of the Employer in succeeding Limitation Years, then such excess amounts shall not be distributed to the Participant, but shall be carried over for the Participant's benefit and allocated to the Participant's Salary Account for such succeeding Limitation Years to the extent consistent with the limits in Section 4.5.

          (b) In the event that the Participant is not in the service of the Employer in a succeeding Limitation Year for which an allocation is to be made hereunder, then such excess amount shall not be distributed to the Participant, but shall be reapplied for the benefit of all remaining Participants subject to the limits in Section 4.5.

     4.7 Fund for Exclusive Benefit of Participants: Except as otherwise provided hereinafter (i) all assets of the Trust
Fund, including investment income, shall be retained for the exclusive benefit of Participants and Beneficiaries, and shall be used to pay benefits to such persons or to pay administrative expenses of the Plan and Trust to the extent not paid by the Employer, and (ii) contributions made by the Employer may not under any circumstances revert to or inure to the benefit of the Employer, except that, and notwithstanding anything contained herein to the contrary, contributions (a) made by the Employer by mistake of fact or
(b) conditioned upon the deductibility of the contribution under Code section 404, shall be returned to the Employer within 1 year of the mistaken payment or the disallowance of the deduction (to the extent disallowed), whichever is applicable. Each contribution by the Employer is expressly made contingent on the deductibility of such contribution for the year with respect to which the contribution is made.

performance. Investments in this investment option are subject to fluctuations, and there is no guarantee of future performance. The Participant's interest in the fund will be denominated as "units". The value of a unit in this Fund will be $1.00. The number of units credited to a Participant will fluctuate based upon the performance of the Fund.

     (3) The Equity-Income Fund: This fund is primarily invested in the Fidelity Equity-Income Fund, which invests primarily in income producing stocks. The fund's chief objective is to provide reasonable income, although some consideration is given to capital appreciation. Amounts invested in this investment option are subject to fluctuations, and there is no guarantee of future performance. The Participants interest in the fund will be denominated as "units". The value of a unit in this Fund will be $1.00. The number of units credited to a Participant will fluctuate based upon the performance of the Fund. Effective January 1, 1993, the Equity-Income Fund will no longer accept future contributions. The Equity-Income fund, however, is currently scheduled to be available under the Brokerage
Option.

     (4) The PepsiCo Capital Stock Fund: This investment option is invested primarily in Company Stock. Earnings will be applied primarily to the purchase of additional shares of Company Stock. Shares of Company Stock held by the Trustee, which have been allocated to Participants' accounts, will be voted by the Trustee as the Participant to whom such shares are allocated directs in writing from time to time. Any such shares with respect to which the Participant does not give directions for voting in a timely manner will not be voted by the Trustee. For voting purposes, allocated fractional shares of Company Stock will be aggregated into whole shares of stock and voted by the Trustee to the extent possible to reflect the voting directions of the Participants with respect to the whole shares of Company
Stock.  Any
to manage his financial affairs, the Plan Administrator or its agent may direct the Trustee to make payments to such person or to his legal representative or to a relative or friend of such person for his benefit, or the Plan
Administrator or its agent may direct the Trustee to apply the payment for the benefit of such person in such manner as the Plan Administrator or its agent considers advisable.
Any payment of a benefit or installment thereof in accordance with the provisions of this section shall be a complete discharge of any liability for the making of such payment under the provisions of the Plan.

          6.8 No Other Benefits or Withdrawals: Except as expressly provided for in this Article VI or the Appendix, no individual, whether a Participant, former Participant, Beneficiary or otherwise, shall be entitled to any distribution or withdrawal of funds from the Trust Fund.

                              ARTICLE IX
                            Administration

     9.1 Allocation of Responsibility Among Fiduciaries for Plan and Trust Administration: The Fiduciaries shall have only those specific powers, duties, responsibilities, and obligations as are specifically given them under this Plan or the Trust instrument. The Plan Administrator shall have the sole responsibility for the administration of the Plan, which responsibility is specifically described in this Plan and the Trust instrument, except where an agent is appointed to perform administrative duties as specifically agreed to by the Plan Administrator and the agent. The Trustee shall have the sole responsibility for the administration of the Trust and the management of the assets held under the Trust, except where an investment manager has been appointed, all as specifically provided in the Trust instrument. Each
Fiduciary warrants that any directions given, information furnished, or action taken by it shall be in accordance with the provisions of the Plan or the Trust instrument, as the case may be, authorizing or providing for such direction, information or action. Furthermore, each Fiduciary may rely upon any direction, information or action of another
Fiduciary as being proper under this Plan or the Trust, and is not required under this Plan or the Trust instrument to inquire into the propriety of any direction, information or action. It is intended under this Plan and the Trust instrument that each Fiduciary shall be responsible for the proper exercise of its own powers, duties, responsibilities and obligations under this Plan and the Trust instrument and shall not be responsible for any act or failure to act of another Fiduciary. No Fiduciary guarantees the Trust in any manner against investment loss or depreciation in asset value.

     9.2 Administration: The Plan shall be administered by the Plan Administrator which may appoint or employ individuals to assist in the administration of the Plan and which may appoint or employ any other agents it deems advisable, including legal counsel, actuaries and auditors to serve at the Plan Administrator's direction. All usual and reasonable expenses of the Plan Administrator in administering the Plan may be paid in whole or in part by the Company, and any expenses not paid by the Company shall be paid by the Trustee out of the principal or income of the Trust.

     9.3 Claims Procedure: The Plan Administrator, or a party designated by the Plan Administrator, shall have the exclusive discretionary authority to construe and to interpret the Plan, to decide all questions of eligibility for benefits and to determine the amount of such benefits, and its decision on such matters are final and conclusive.
Any exercise of this discretionary authority shall be reviewed by a court under the arbitrary and capricious standard, (i.e., the abuse of discretion standard). If, pursuant to this discretionary authority, an assertion of any right to a benefit by a Participant or beneficiary is wholly or partially denied the Plan Administrator, or a party designated by the Plan Administrator, will provide such claimant a comprehensible written notice setting forth:

          (a)  The specific reason or reasons for such denial;

          (b) Specific referenceto pertinent Plan provisions on which the denial is based;

          (c) A description of any additional material or information necessary for the claimant to submit to perfect the claim and an explanation of why such material or information is necessary; and

          (d) A description of the Plan's claim review procedure. The claim review procedure is available upon written request by the claimant to the Plan Administrator, or the designated party, within 60 days after receipt by the claimant of written notice of the denial of the claim, and includes the right to examine pertinent documents and submit issues and comments in writing to the Plan Administrator, or the designated party. The decision on review will be made within 60 days after receipt of the request for review, unless circumstances warrant an extension of time not to exceed an additional 60 days, and shall be in writing and drafted in a manner calculated to be

                          ARTICLE XII

                    Termination of the Plan


The Plan herein provided for has been established by the Company with the bona fide intention that it shall be continued in operation indefinitely. However, the Company reserves the right at any time to terminate or to partially terminate the Plan. In addition, a participating Employer may cease participation in the Plan with respect to its Employees.

Should the Company decide to terminate the Plan, the Trustee shall be notified of such event in writing and shall proceed at the direction of the Plan Administrator to handle the assets of the Trust Fund, as follows:

First, to the extent determined by the Plan Administrator, to pay any due and accrued expenses and liabilities of the Trust and any expenses involved in the termination.
Second, to pay to Participants in the Plan who are active Employees affected by such termination the amount of their interest in the Trust Fund, as soon as permitted by applicable law, as determined by the Plan Administrator. If some or all of the Participants may not receive distributions of their interest at the time of such termination or cessation, the Plan Administrator may in its sole discretion direct the Trustee to segregate each such Participant's interest to a savings account, certificate of deposit, or other suitable investment for distribution at the appropriate future time.

Notwithstanding the foregoing, the Trustee shall not be required to make any distribution from the Trust in the event the Plan is terminated until such time as the Internal Revenue Service shall have determined in writing that such termination will not adversely affect the prior qualification of the Plan.



                              XII-1
other person having or claiming to have an interest in the Trust Fund or under the Plan shall be entitled to any notice or service of process.

Any final judgment which is not appealed or appealable that may be entered in any such action or proceeding shall be binding and conclusive on the parties hereto, the Plan Administrator, the Trustee and all persons having or claiming to have any interest in the Trust Fund or under the Plan.

     13.4 Qualification of Plan as a Condition: This amendment and restatement of the Plan is based upon the condition subsequent that it shall be approved and qualified by the Internal Revenue Service as meeting the requirements of the Internal Revenue Code and regulations issued thereunder with respect to employees' plans and trusts, including a salary reduction arrangement, so as to permit, among other incidents to such qualified plans, the Employer to deduct for income tax purposes the amount of its contributions to the Plan as set forth herein, and so that such contributions will not be taxable at the time of contribution to the Participants as income. Therefore, if when this Plan is submitted for qualification and approval by the Internal Revenue Service, the Internal Revenue Service determines that the Plan does not meet the qualification requirements of the Internal Revenue Code for the purposes specified in the preceding sentence, and the deficiencies precluding qualification may not be corrected by amendment effective as of the Effective Date, then regardless of any other provision herein contained, this Plan shall be and become null and void ab initio, and any contributions under the Plan for any fiscal year of an Employer commencing on or after the Effective Date shall be returned to the Employers for the benefit of the Employees on whose behalf the contribution was made to the Trust.

     13.5 Successor to the Company: In the event of the dissolution, merger, consolidation or reorganization of the Company, provision may be made by which the Plan and Trust will be continued by the successor, and, in that event, such successor shall be substituted for the Company under the Plan. The substitution of the successor shall constitute an assumption of Plan liabilities by the successor and the successor shall have all the powers, duties and responsibilities of the Company under the Plan.

                           XIII-3

     13.6 Transfer of Plan Assets: In the event of any merger or consolidation of the Plan with, or transfer in whole or in part of the assets and liabilities of the Trust Fund to another trust fund, held under any other plan of deferred compensation maintained or to be established for the benefit of all or some of the Participants of this Plan, the assets of the Trust Fund applicable to such Participants shall be transferred to the other trust fund only if:

          (a) Each Participant would, if either this Plan or the other plan then terminated, receive a benefit immediately after the merger, consolidation or transfer which is equal to or greater than the benefit he would have been entitled to receive immediately before the merger, consolidation or transfer, if the Plan had then terminated

          (b) Resolutions of the Board of Directors of the Employer of the affected Participants, shall authorize such transfer of assets; and, in the case of the new or successor employer of the affected Participants, its resolutions shall include an assumption of liabilities with respect to such Participant s inclusion in the new employer's plan, and

          (c) Such other plan and trust are qualified under sections 401(a) and 501 (a) of the Code.

     13.7 Indemnification: Unless the Board of Directors of the
Company shall determine otherwise, the Company shall indemnify, to the full extent permitted by law, any employee acting in good faith within the scope of his employment in carrying out the administration of the Plan.

     13.8 Action by the Company: Any action by the Company, including any amendment authorized to be made under Article XI, shall be made by a resolution adopted by the Company's Board of Directors. In addition, any person or persons authorized by the Board may take action on behalf of the Company. Any such resolution of the Board of Directors shall be effective provided it is adopted in accordance with the bylaws (or other governing authority) of the Company. Any action taken by any other person or persons shall be effective provided it is executed in accordance with the authorization of the Board.

                           XIII-4

     13.9 Applicable Law: The provisions of the Plan shall be construed and administered according to, and its validity and enforceability shall be determined under, ERISA. In the event ERISA does not preempt state law in a particular circumstance, the laws of the State of New York shall govern.

     13.10 Interpreting the Plan: This Plan shall be interpreted in accordance with the rules of this section and Section
2.2.

          (a)  Compounds of the Word "Here":  The words "hereof',
"hereunder" and other similar compounds of the word "here" shall mean and refer to the entire Plan, not to any particular provision or section.

          (b) Examples: Whenever an example is provided or the text uses the term "including" followed by a specific item or items, or there is a passage having similar effect, such passages of the Plan shall be construed as if the phrase
"without limitation" followed such example or term (or otherwise applied to such passage in a manner that avoids limits on its breadth of application).

          (c) Fiduciary Discretion: With respect to the powers, duties and responsibilities allocated to the named
Fiduciaries under the Plan, the Plan Administrator and the Trustee shall have full discretionary authority to implement and perform such powers, duties and responsibilities.
Specific references in the Plan to the Plan Administrator's or the Trustee's discretion in a particular context shall create no inference that the Plan Administrator's or Trustee's discretion in any other respect, or in connection with any other provisions, is less complete or broad.

          (d) Invalid Provisions: If any provision of this Plan is, or is hereafter declared to be void, voidable, invalid or otherwise unlawful, the remainder of the Plan shall not be affected thereby.

                              XIII-5
pursuant to a salary reduction agreement which are excludable from the employee's gross income under Code section 125 or 402(a)(8).

          (b) Minimum Contribution - For a Plan Year, the lesser of 3 percent of a Participant's Annual Compensation or, if this Plan does not enable a defined benefit in the Required
Aggregation Group (as determined below) to satisfy the requirements of (Code section 401(a)(4) or 410, a percentage of a Participant's Annual Compensation equal to the percentage at which contributions are made (or required to be made) under the Plan and all other plans in the Required
Aggregation Group (as defined below) for the Key Employee for whom such percentage is highest.

          (c) Top-Heavy Plan: For any Plan Year Beginning after December 31, 1983, a plan that is required in such year to satisfy the requirements of Code section 416 because the aggregate of the account balances of all Key Employees in the Plan exceeds 60 percent of the aggregate of the account balances of all Participants in the Plan, such determination to be made in accordance with the procedures described in Code section 416(g) and the regulations thereunder as of the last day of the preceding Plan Year (or in the case of the first Plan Year, as of the last day of such Plan Year) (the "determination date"). For purposes of determining whether the Plan is a Top-Heavy Plan, the Plan must be aggregated with all other plans maintained by the Employer which are required to be aggregated with the Plan in order for the Plan to meet the requirements of Code sections 401(a)(4) or 410, and all other plans maintained by the Employer in which a Key Employee is a Participant (the "Required Aggregation Group"). In addition, the Plan may also be aggregated with any other plans maintained by the Employer so long as such aggregation would not prevent the aggregated group from satisfying the requirements of Code sections 401(a)(4) or 410 (the "Permissive Aggregation Group").

          14.3 Allocation of Minimum Contribution: For any year in which the Plan is a Top-Heavy Plan, the Minimum
Contribution as defined in Section 14.2(c) hereof shall be made to the account of each Participant who is a non-Key
Employee, unless the Minimum

                         XIV-2

Contribution for the Participant is made under another defined contribution plan maintained by the Employer. Such
Minimum Contribution shall be made to the Employer
Contribution Account of each non-Key Employee Participant who is employed on the last day of such Plan Year without regard to such Participant's Hours of Service during such Plan Year. The Employer and the Plan Administrator shall determine under which plan a Participant shall receive the Minimum Contribution if the Employee is a Participant in more than one plan maintained by the Employer.


                             XIV-3

                             ARTICLE B
                        KFC Hourly Employees

The terms of this Article apply to any Employee who is employed on or after December 1, 1989 on an hourly basis by KFC Corporation; KFC Enterprises, Inc.; KFC National Management Company; Kentucky Fried Chicken International Holdings, Inc.; Kentucky Fried Chicken Corporate Holdings, Ltd. or the Company (only with respect to those Employees of the Company who are (i) providing services in Illinois to Kentucky Fried Chicken Corporation and (ii) working under the supervision of Kentucky Fried Chicken Corporation) (collectively referred to as "KFC").

     B.1 Modifications to Section 3. I: For purposes of determining the eligibility to participate in the Plan of an Employee who is covered by this Article, the introductory language of Section 3.1 (the portion preceding subsection
(a)) shall read as follows:

     "3.1 Any full-time hourly Employee of KFC whose Employment Commencement Date is before January 1, 1992 shall be eligible to participate in the Plan once he has enrolled in his Employer's One Plus program. Any full-time hourly Employee of KFC who is coded as a shift-supervisor and whose Employment Commencement Date is on or after January 1, 1992, shall be eligible to participate in the Plan after the attainment of age 21 and the completion of one Year of Service. The following Employees or classes of Employees shall not be eligible to participate in this Plan:"
B.2 Modifications to Section 4.1(d): For purposes of determining the deferral amount in the case of an Active Participant who is covered by this Article, subsections (a),
(d) and (e) of Section 4.1 shall read as follows:

          "(a) Deferral Amount Subject to the limitations established by this Article IV, each active Participant may defer in any Plan Year up to $60 of his Eligible Pay per pay period, in accordance with such rules and regulations as may be established by the Plan Administrator. In the event that a Participant elects to defer a portion of his Eligible Pay under the Plan, it will be designated for contribution by the Employer to the

Trust on behalf of the Participant, and for deposit in his Salary Deferral Account. All amounts deposited to a Participant's Salary Deferral Account shall at all times be fully vested."

          "(d) Election Procedures: An election made pursuant to subsection (b) or (c) above shall be in the manner specified by the Plan Administrator. Any election shall specify the amount of the deferral desired as a whole dollar amount, subject to the limitation in subsection (a) above. The Plan Administrator, in its discretion, may give no effect to an election that does not meet minimum standards for completeness and accuracy as the Plan Administrator may establish."

         "(e) Payroll Deductions: A Participant' Salary Deferral
Contributions shall be withheld from his Eligible Pay through automatic payroll deductions. Salary Deferral
Contributions may not be withheld after they have been actually or constructively received by the Participant."

               B.3   Modifications to Section 4.1: For
purposes of determining the deferral amount in the case of an Active Participant who is covered by this Article, subsections (a), (d) and (e) of Section 4.1 shall read as follows:

               "(a) Deferral Amount: Subject to the limitations established by this Article IV, each active Participant may defer in any Plan Year up to $60 of his Eligible Pay per pay period, in accordance with such rules and regulations as may be established by the Plan Administrator. In the event that a Participant elects to defer a portion of his Eligible Pay under the Plan, it will be designated for contribution by the Employer to the Trust on behalf of the Participant, and for deposit in his Salary Deferral Account. All amounts deposited to a Participant's Salary Deferral Account shall at all times be fully vested."

          (d) Election Procedures: An election made pursuant to subsection (b) or (c) above shall be in the manner specified by the Plan Administrator. Any election shall specify the amount of the deferral desired as a whole dollar amount, subject in the limitation in subsection (a) above.
The Plan Administrator, in its discretion, may give no effect to an election that does not meet minimum standards for completeness and accuracy as the Plan Administrator may establish."

          (e) Payroll Deductions: A Participant's Salary Deferral
Contributions shall be withheld from his Eligible Pay through automatic payroll deductions. Salary Deferral
Contributions may not be withheld after they have been actually or constructively received by the Participant."

                             ARTICLE C
                     Pizza Hut Hourly Employees

The terms of this Article apply to any Employee who is employed on an hourly basis by the Southern, Western, or Florida divisions of Pizza Hut of America or its domestic locations and subsidiaries (collectively referred to as "Pizza Hut").

         C.1 Modifications to Section 3.1: For purposes of determining the eligibility to participate in the Plan of an Employee who is covered by this Article, the introductory language of Section 3.1 (the portion preceding subsection
(a)) shall read as follows:

         "3. 1   Eligibility:  Effective, January 1, 1993, any hourly
Employee of Pizza Hut shall be eligible to participate in the Plan once he becomes a participant in the Pizza Hut
Hourly Employees Retirement Plan, i.e., attains age 21 and completes 1,000 hours of service. The following Employees or classes of Employees shall not be eligible to participate in this Plan:"

                   Prior Definitions of Eligible Pay


The terms of this article applies to prior definitions of Eligible Pay.

Effective January 1, 1989, excepted where otherwise noted, Eligible Pay was defined as follows:

          2.1(k) Eligible Pay: for each Plan Year, a Participant's Eligible Pay shall be determined as follows:

               (1) With respect to all Employees other than those employed by Frito-Lay, Inc. or its subsidiaries:

                    (i) In the case of salaried Employees who are considered exempt from the minimum wage and overtime pay provisions of the Fair Labor Standards Act:

                         (I) for such Employees who were Employees on or
before July 15 of the preceding Plan Year, or such other date during the preceding Plan Year as the Plan Administrator may select (July 15 or such other date being hereinafter referred to as the "Salary Determination Date" with respect to all Employees other than those employed by Frito-Lay, Inc. or its subsidiaries), Annual Compensation shall be the Participant's annual base salary in effect on the Salary Determination Date plus any lump sum amount received by the Participant prior to the Salary Determination Date and during such preceding Plan Year under the PepsiCo Executive Incentive Plan or PepsiCo's or a subsidiary's Middle Management Incentive Plan; and

             (II) for such Employees who were notEmployees on or before the Salary Determination Date, Annual
Compensation shall be the Participant's annual base salary on his date of hire;

     (ii) In the case of any salaried Employees who are not considered exempt from the minimum wage and overtime pay provisions of the Fair Labor Standards Act, and in the case of eligible hourly Employees:

             (I) for such Employees who were Employees on or before the Salary Determination Date, Eligible Pay shall be the
Participant's base salary or hourly wage rate on the Salary
Determination Date, plus any overtime pay earned by the Participant prior to the Salary Determination Date during such preceding Plan Year, annualized in accordance with rules adopted by the Plan Administrator,

            (II) for such Employees who were not Employees on or before the Salary Determination Date, Annual Compensation shall be the Participant's annual base salary or hourly wage rate on his date of hire, annualized in accordance with rules adopted by the Plan Administrator;

      (iii) In the case of Employees whose remuneration is based, in whole or in part, on sales-related commission payments:

             (I) for such Employees who were Employees on or before the Salary Determination Date, Eligible Pay shall be the
Participant's base annual salary in effect on the Salary
Determination Date, plus any commissions earned by the Participant prior to the Salary Determination Date during such

                           D-2